Exhibit 5
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                                CO-SALE AGREEMENT

         THIS CO-SALE AGREEMENT dated as of May 10, 2000 by and between Roy Israel ("Israel") with an office at NAM Corporation (the "Company"), 1010 Northern Boulevard, Great Neck, New York 11021 and ISO Investment Holdings, Inc., a Delaware corporation ("ISO") with offices at 300 Delaware Avenue, Suite 537, Wilmington, Delaware 19801.

                                    PREAMBLE

         WHEREAS, Israel holds 1,143,236 shares of the common stock, par value $.001 per share (the "Common Stock"), of the Company;

         WHEREAS, the Investors are purchasing shares of Common Stock, pursuant to that certain Stock Purchase Agreement of even date herewith among the Company and the Investor (the "Purchase Agreement");

         WHEREAS, one of the conditions to the Closing (as defined in the Purchase Agreement) is the execution of this Agreement by ISO and Israel;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Sales of Shares by Israel. Expressly excluding any Permitted Transfers contemplated by Section 2.4:

              1.1 If during the three-year period from the Closing, Israel proposes to accept one or more bona fide offers from any person or entity to purchase from him shares of Common Stock (the "Offered Shares"), he shall promptly deliver a notice (the "Purchase Offer Notice") to ISO stating the terms and conditions of such proposed sale, including without limitation the number of Offered Shares to be sold or transferred, the nature of such sale or transfer, the consideration to be paid and the name and address of each prospective purchaser or transferee.

              1.2 ISO shall have the right (the "Co-Sale Right"), but not the obligation, exercisable during the ten (10)-day period (the "Co-Sale Exercise Period") following its receipt of a Purchase Offer Notice, to participate in the sale of Offered Shares by offering up to that number of shares of Common Stock which is equal to the Offered Shares multiplied by a fraction, the numerator of which shall be the total number of shares of Common Stock owned by ISO as of the date hereof and the denominator of which shall be the total number of shares of Common Stock owned by Israel and ISO as of the date hereof. Such right shall be exercised by ISO by its written notice, delivered to Israel during the Co-Sale Exercise Period (the "Co-Sale Exercise Notice"), setting forth the number of shares to be sold or transferred by ISO pursuant to its Co-Sale Right. ISO's failure to deliver a Co-Sale Exercise Notice to Israel within the Co-Sale Exercise Period shall be deemed a declination by ISO of its right to participate in the sale of Offered Shares.


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              1.3   Exercise of Co-Sale Right. The Co-Sale Right of ISO shall be subject to the following terms and conditions:


                   (a) To effect its participation in the sale or transfer of its Co-Sale Shares to the prospective purchaser or transferee following timely delivery of the Co-Sale Exercise Notice, ISO shall, to the extent ISO proposes to sell shares of Common Stock, deliver to Israel, for transfer to the prospective purchaser or transferee, one or more certificates, properly endorsed for transfer, which represent the number of shares of Common Stock that ISO elects to sell pursuant to the Co-Sale Exercise Notice.

                   (b) The stock certificate or certificates which ISO delivers to Israel shall be delivered by ISO to the purchaser upon consummation of the sale pursuant to the terms and conditions specified in the Purchase Offer Notice, and Israel shall promptly thereafter (and in any event, within fifteen
(15) days after such sale) remit to ISO that portion of the sale proceeds to which ISO is entitled by reason of its participation in such sale.

                   (c) Israel shall use all reasonable efforts to cause the prospective purchaser or transferee to agree to acquire, upon the same terms and conditions as those set forth in the Purchase Offer, all of the Co-Sale Shares of ISO. To the extent that any prospective purchaser prohibits the assignment of Co-Sale Shares or otherwise refuses to purchase Co-Sale Shares from ISO, Israel shall not sell to such prospective purchaser any Offered Shares unless and until, simultaneously with such sale, Israel shall purchase such Co-Sale Shares from ISO for the same consideration, and on the same terms and conditions, as the proposed sale or transfer described in the Purchase Offer Notice (which terms and conditions shall be no less favorable than those governing the sale to the purchaser by Israel).

         2. Miscellaneous

              2.1 Termination of Rights. The Co-Sale Right under this Agreement shall immediately terminate upon (i) the acquisition of all or substantially all the assets of the Company, (ii) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) or more of the voting power of the corporation or other entity surviving such transaction, or (iii) one year from the date hereof.

              2.2 Reversion of Rights. Any Shares of Israel not sold or transferred by him to the prospective purchaser or transferee (pursuant to the Purchase Offer) shall continue to be subject to this Agreement.

              2.3 No Adverse Effect. The exercise or non-exercise of the rights of ISO pursuant to this Agreement to participate in one or more sales of Shares made by Israel shall not adversely affect ISO's right to participate in subsequent sales of Shares by Israel.

              2.4 Permitted Transfers. The provisions of this Agreement shall not pertain or apply to any transfer of Common Stock owned by Israel: (i) to the personal trust of Israel; (ii) to




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members of  Israel's  immediate  family;  (iii) to trusts for the benefit of any such person; (iv) to the estate of any of the foregoing by gift, will or intestate succession; provided, in the circumstances set forth in (i) through
(iv) above, any such transferee becomes subject to ISO's Co-Sale Rights hereunder; or (v) by will or the laws of descent and distribution; (vi) to non-profit institutions, by gift of will; or (vii) any transfer of up to fifty percent (50%) (in the aggregate or individually) of Israel's holdings of Common Stock as of the date hereof (collectively, "Permitted Transfers").

              2.5 Prohibited Transfers. Any attempt by Israel to sell, assign or transfer shares of Common Stock in violation of this Agreement shall be void, and the Company shall not effect such a transfer nor will it treat any alleged purchaser, assignee or transferee as the holder of such shares.

              2.6 Severability; Governing Law. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law, then the remaining provisions shall be severable and enforceable in accordance with their terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

              2.7 Judicial Proceedings. EACH OF THE PARTIES HERETO AGREES THAT ANY ACTION, SUIT OR PROCEEDING AGAINST ANY OF THE PARTIES HERETO ARISING UNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY MAY BE BROUGHT OR ENFORCED IN THE NEW YORK STATE COURTS OR FEDERAL COURTS
LOCATED IN NEW YORK COUNTY, AND EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION AND VENUE OF EACH SUCH COURT IN RESPECT OF ANY SUCH ACTION, SUIT OR PROCEEDING.

              2.8 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. All references to the term "as of the date hereof" shall mean the date of this Agreement.

              2.9 Injunctive Relief. It is acknowledged that it will be impossible to measure the damages that would be suffered by the non-breaching party if any party fails to comply with the provisions of this Agreement, and that, in the event of any such failure, the non-breaching parties will not have an adequate remedy at law. The non-breaching parties shall, therefore, be entitled to obtain specific performance of the breaching party's obligations hereunder and to obtain immediate injunctive relief. The breaching party shall not urge, as a defense to any proceeding for such specific performance or injunctive relief, that the non-breaching parties have an adequate remedy at law.

              2.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assignees, legal representatives and heirs. Nothing in this Agreement, either express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any




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rights,  remedies,  obligations  or  liabilities  under  or by  reason  of  this
Agreement, except as expressly provided in this Agreement. The administrator, executor or legal representative of any deceased, juvenile or incapacitated Stockholder shall have the right to execute and deliver all documents and perform all acts necessary to exercise and perform the rights and obligations of such Stockholder under the terms of this Agreement.

              2.11 Counterparts. This Agreement may be executed concurrently in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

              2.12 Notices. All notices to be given or otherwise made to any party to this Agreement shall be in writing and shall be personally delivered, or shall be sent by delivery service or mailed (in either such case with three
(3)-day delivery guaranteed), to such party at the address set forth in the signature pages hereto or at such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties.

         All such notices shall be effective and deemed duly given when received or when attempted delivery is refused.

              2.13 Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this agreement in counterparts as of the date first above specified.




                                     ------------------------------------
                                     ROY ISRAEL

                                     ISO INVESTMENT HOLDINGS, INC.


                                     By:
                                        ---------------------------------
                                     Name:
                                     Title:










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